AMENDED SCHEDULE A

This Amended Schedule A, dated December 21, 2021, relates to the Master Services Agreement between Diamond Hill Capital Management Inc. and Ultimus Fund Solutions, LLC, dated May 31, 2016, as amended.

Fund Portfolio(s) (12/31 fiscal year end)
1.All Cap Select Fund
2.Core Bond Fund
3.Large Cap Fund
4.Large Cap Concentrated Fund
5.Long-Short Fund
6.Mid Cap Fund
7.Small Cap Fund
8.Small-Mid Cap Fund
9.Short Duration Securitized Bond Fund
10.International Fund

The parties duly executed this Amended Schedule A as of December 21, 2021.

	Diamond Hill Capital Management Inc.		Ultimus Fund Solutions, LLC
By:	/s/Thomas E. Line	By:	/s/Gary R. Tenkman
Name:	Thomas E. Line	Name:	Gary R. Tenkman
Title:	Chief Financial Officer	Title:	Chief Executive Officer